CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         As independent public accountants, we hereby consent to the use all references to our firm included in or made a part of this Post-Effective Amendment No. 27 to Unified Series Trust's Registration Statement on Form N-1A (File No. 333-100654), including the references to our firm under the heading "Financial Highlights" in the Prospectus.



/s/
McCurdy & Associates CPA's, Inc.
Westlake, Ohio
January 23, 2004